EXHIBIT 99.1

Defense Supplier, Optex Systems, Manufacturer of Optical Sighting Systems, Now Trading On OTC (OTCBB: OPXS)

Monday , May 04, 2009 10:55 ET

RICHARDSON, TX -- (Marketwire) -- 05/04/09 -- Optex Systems (Optex) (OTCBB: OPXS), a subsidiary of Optex Systems Holdings Inc., a manufacturer of optical sighting systems and assemblies primarily for Department of Defense applications, announced today the March 30th completion of its share exchange with publicly held Sustut Exploration (OTCBB: SSTX). As a result of the transaction, Optex has become a publicly traded company and has applied for, and received, a ticker symbol change. Effective with the start of trading on May 5, 2009, Optex will trade under the ticker symbol (OTCBB: OPXS). The business of Optex Systems is now carried on as the sole line of business.

The ISO 9001:2008 certified company manufactures optical sighting systems and assemblies primarily for Department of Defense (DOD) applications. Its products are installed on various types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, Light Armored and Advanced Security Vehicles and have been selected for installation on the Stryker family of vehicles. Optex also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex delivers its products both directly to the military services and to prime contractors.

Optex was privately held from inception until being acquired by publicly traded Irvine Sensors Corp. (NASDAQ: IRSN) on December 30, 2005 and was operated as a wholly owned subsidiary. On October 14, 2008, Optex Systems Inc. (Delaware), of which the Longview Fund LP was a majority shareholder, acquired Optex Systems. On February 20, 2009, Longview Fund conveyed its ownership interests in the Company to Sileas Corp., an entity owned by three of the Company's officers.

Ronald F. Richards, Chairman of Optex, commented, "We have reached a significant milestone in our company's history. I want to personally thank everyone who has made this possible including each and every one of our valuable and talented employees." Mr. Richards continued, "For those investors new to our story, I hope to continue to update you on the latest developments as we expand our operations. We have a rich history delivering high volume products, under multi-year contracts, to large defense contractors. Optex has the reputation and credibility with those customers as a strategic supplier. These long-term, stable government contracts have typically translated into steady growth for our Company. For fiscal year 2008 we recorded revenues of $20.0 million, as compared to $15.4 million in fiscal year 2007, which translated into a year over year increase of $4.6 million or 29.9%."

ABOUT OPTEX SYSTEMS

Optex, which was founded in 1987, is a Richardson, Texas-based ISO 9001:2008 certified concern, which manufactures optical sighting systems and assemblies primarily for Department of Defense (DOD) applications. Its products are installed on a majority of types of U.S. military land vehicles, such as the Abrams and Bradley fighting vehicles, Light Armored and Advanced Security Vehicles and have been selected for installation on the Stryker family of vehicles. Optex also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. Optex delivers its products both directly to the military services and to prime contractors. For additional information, please visit the Company's website at www.optexsys.com.

Safe Harbor Statement

This Press Release and other written reports and oral statements made from time to time by the Company may contain so-called "forward-looking statements," all of which are subject to risks and uncertainties. You can identify these forward-looking statements by their use of words such as "expects," "plans," "will," "estimates," "forecasts," "projects" and other words of similar meaning. You can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company's growth strategy, financial results and product and development programs. You must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company's forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

The Company does not assume the obligation to update any forward-looking statement. You should carefully evaluate such statements in light of factors described in the Company's filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete list of all potential risks or uncertainties.

Contact:

Howard Gostfrand
American Capital Ventures
(p) 305.918.7000
(e) Email Contact

Source: Optex Systems